Exhibit 10.5

SUBORDINATION AGREEMENT

This SUBORDINATION AGREEMENT (this “Agreement”) is entered into as of September 21, 2023, by and between eCAPITAL HEALTHCARE CORP., a Delaware corporation (together with its successors and assigns, “ABL Lender”), and SCILEX PHARMACEUTICALS INC., a Delaware corporation (“Debtor”), and ACQUIOM AGENCY SERVICES LLC, a Colorado limited liability company, as the collateral agent (in such capacity, together with its successors and assigns and as more specifically defined below, “Note Agent”) for the Note Secured Parties (as defined below).

RECITALS

1. WHEREAS, Debtor and ABL Lender have entered into that certain Credit and Security Agreement, dated as of June 27, 2023 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), under which ABL Lender has made and may in the future make loans or extensions of credit to or for the benefit of Debtor, secured by Debtor’s personal property identified on the UCC-1 Financing Statement filed with the Delaware Secretary of State on June 27, 2023, naming ABL Lender as secured party, and Debtor as debtor, which is attached hereto as Exhibit A (as may be continued or amended (other than amendments to the collateral description), the “UCC-1”);

2. WHEREAS, pursuant to the Securities Purchase Agreement (as defined in the Note) the Initial Note Holder has agreed to purchase a promissory note from Scilex Holding Company, a Delaware corporation (the “Issuer”) evidenced by the Note (as defined below);

3. WHEREAS, the Debtor has entered into that certain Subsidiary Guarantee dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Note Guarantee”), whereby the Debtor and the other guarantors party thereto have agreed to jointly and severally guarantee and act as surety for payment of the Note;

4. WHEREAS, the Debtor, the Issuer, certain other subsidiaries of the Issuer and the Note Secured Parties have entered into that certain Security Agreement dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Note Security Agreement”) to secure the prompt payment, performance and discharge in full of all of the Issuer’s obligations under the Note and the Debtor’s and the other guarantors’ obligations under the Note Guarantee;

5. WHEREAS, under the Credit Agreement, Debtor is permitted to enter into the Note Guarantee if Note Agent’s lien on the ABL Priority Collateral (as defined below) is subordinate to ABL Lender’s lien on the ABL Priority Collateral; and

6. WHEREAS, the ABL Obligations are intended to be secured by first priority liens on the ABL Priority Collateral, and the Note Obligations are intended to be secured by first priority liens on the Note Priority Collateral and second priority liens on the ABL Priority Collateral, such priorities and related rights to be established by this Agreement.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged and stipulated to by all parties hereto, ABL Lender, Debtor, and Note Agent covenant and agree as set forth below.

1.	Definitions. The following capitalized terms shall have the meanings set forth below for purposes of this Agreement.

a.

“ABL Collateral” means all assets, whether now owned or hereafter acquired by Debtor, in which a Lien is granted or purported to be granted at any time by Debtor to ABL Lender as security for any ABL Obligation, it being understood that the ABL Collateral does not include the Note Priority Collateral.

b.

“ABL Obligations” means all obligations, liabilities and indebtedness of every nature of one or more of Debtor from time to time owed to ABL Lender under the Credit Agreement, including, without limitation, interest, fees, costs, expenses, indemnification obligations, whether primary or secondary, direct or indirect, contingent or fixed, joint or several, matured or unmatured or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the commencement of an Insolvency Event (including, without limitation, interest or other charges accruing thereon after an Insolvency Event, without regard to whether or not such interest or other charges are allowed claims).

c.

“ABL Priority Collateral” means all of Debtor’s personal property identified in the collateral description set forth in the UCC-1 to the extent that such personal property has typically secured the ABL Obligations consistent with past practice.

d.	“Additional Note” has the meaning set forth in the Note.

e.	“Collateral” means, collectively, all ABL Collateral and all Note Collateral.

f.

“Collateral Actions” means (i) to ask, demand or sue for, or to pursue, take or receive from Debtor or any obligor on any of the ABL Priority Collateral, any payment, value, money or other proceeds of any of the ABL Priority Collateral, or (ii) to pursue or prosecute any right or remedy which Note Agent may have as a secured party or otherwise in respect of any of the ABL Priority Collateral.

g.	“Initial Note Holder” means Oramed Pharmaceuticals Inc., a Delaware corporation.

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h.	“Insolvency Event” means the following:

i.

Debtor commences any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Debtor making a general assignment for the benefit of its creditors; or

ii.

there is commenced against Debtor any case, proceeding or other action of a nature referred to in Clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or

iii.

there is commenced against Debtor any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for such relief and which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry of such order; or

iv.	Debtor takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in any of clauses (i), (ii), or (iii) above; or

v.	Debtor is not paying, or is unable to pay, or admits in writing its inability to pay, its debts as they become due.

i.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

j.	“Note Agent” has the meaning set forth in the preamble.

k.

“Note Collateral” means all assets, whether now owned or hereafter acquired by Debtor, in which a Lien is granted or purported to be granted at any time by Debtor to any Note Secured Party as security for any Note Obligation.

l.	“Note Documents” means the Notes, the Note Guarantee and the Note Security Agreement.

m.	“Note Guarantee” has the meaning set forth in the recitals hereto.

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n.	“Note Obligations” means all “Obligations” as defined in the Note Security Agreement.

o.	“Note Priority Collateral” means all Collateral except for ABL Priority Collateral.

p.	“Note Secured Parties” means, collectively with Note Agent, the Initial Note Holder and the other holders of the Notes.

q.	“Note Security Agreement” has the meaning set forth in the recitals hereto.

r.	“Note” means the Issuer’s Senior Secured Promissory Note due March 21, 2025, in the original principal amount of $101,875,000.00.

s.	“Notes” means collectively, the Note and any Additional Notes outstanding on any date of determination.

t.

“Person” shall mean an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture, a limited liability company, a limited liability partnership or other entity, or a government or any agency, instrumentality or political subdivision thereof.

u.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected or disposed of, whether voluntarily or involuntarily.

v.	“Securities Purchase Agreement” has the meaning set forth in the Note.

w.	“Uniform Commercial Code” means the Uniform Commercial Code, as amended, as in effect in the State of New York as of the date of this Agreement.

2.	Acknowledgement of Lien; Lien Priority; Prohibition on Contesting Liens; No New Liens.

a.

ABL Lender hereby agrees and acknowledges that Note Agent, for the benefit of itself and the Note Secured Parties, has been granted a first priority Lien upon the Note Priority Collateral, and hereby consents thereto. Note Agent (on behalf of the Note Secured Parties) hereby agrees and acknowledges that the ABL Lender has been granted a first priority Lien upon the ABL Collateral, and hereby consents thereto.

b.

Note Agent hereby agrees that all of its rights and interest with respect to the ABL Priority Collateral shall be in all respects subject and subordinate to the rights of ABL Lender with respect to the ABL Priority Collateral in connection with and on account of the ABL Obligations. The foregoing subordination in the preceding sentence in respect of the ABL Priority Collateral shall be irrespective of (i) the time, order, manner or method of creation, attachment or perfection of the respective security interests, liens or other rights granted to Note Agent or ABL Lender, (ii) the time or manner of the filing of their respective financing statements, (iii) whether Note Agent or ABL Lender

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or any bailee or agent of either party holds possession of any or all of such ABL Priority Collateral, (iv) the dating, execution or delivery of any agreement, document or instrument granting Note Agent or ABL Lender security interests or liens in or on any or all of the ABL Priority Collateral , and (v) any provision of the Uniform Commercial Code or any other applicable law to the contrary.

c.

Note Agent agrees to refrain from challenging the validity, enforceability, priority or perfection of ABL Lender’s security interests in the ABL Priority Collateral, whether in a proceeding under the United States Bankruptcy Code involving Debtor as a debtor, or otherwise. ABL Lender agrees to refrain from challenging the validity, enforceability, junior priority or perfection of Note Agent’s security interests in the ABL Priority Collateral, whether in a proceeding under the United States Bankruptcy Code involving Debtor as a debtor, or otherwise. ABL Lender agrees to refrain from challenging the validity, enforceability, priority or perfection of Note Agent’s security interests in the Note Priority Collateral, whether in a proceeding under the United States Bankruptcy Code involving Debtor as a debtor, or otherwise.

d.

Until the Note Obligations have been paid in full, ABL Lender shall not acquire or hold any Lien on any Note Priority Collateral. If ABL Lender shall (nonetheless and in breach hereof) acquire or hold any Lien on any Note Priority Collateral, then ABL Lender shall, without the need for any demand from Note Agent and notwithstanding anything to the contrary in the Credit Agreement, as soon as practicable (i) notify Note Agent in writing of the existence of such Lien and (ii) take all steps necessary to fully and unconditionally release such Lien.

e.

Note Agent acknowledges that the loans made to Debtor under the Credit Agreement are revolving, and if the ABL Obligations at any time are $0.00 it does not necessarily mean the ABL Obligations are paid in full or that ABL Lender is no longer obligated to make advances to Debtor under the Credit Agreement. ABL Lender and Debtor agree to provide immediate notice to Note Agent of the occurrence of the Termination Date (as defined in the Credit Agreement) under Section 11.1 of the Credit Agreement, at which point (i) the Liens of the ABL Lender shall be automatically released and terminated in accordance therewith and (ii) ABL Lender agrees to execute and deliver such additional documents, filings, releases and other instruments as the Debtor may reasonably require to carry out the terms of this Section 2(e) at the Debtor’s expense.

3.	Restrictions on Subordination Obligations. Notwithstanding the terms of the Note Documents, Debtor and Note Agent agree as follows:

a.	[Reserved].

b.

Subject to the penultimate paragraph of this Section 3, until the ABL Obligations are paid in full and the Credit Agreement is terminated, Note Agent will not take any Collateral Actions, regardless of whether such Collateral Actions relate to the Note Obligations or any other indebtedness that is outside the definition of Note Obligations, with respect to the ABL Priority Collateral.

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c.

Debtor shall not make, and Note Agent shall not require or accept, any payments on the Note Obligations using Advance (as defined in the Credit Agreement) proceeds, if doing so would cause Availability (as defined in the Credit Agreement) to be less than $0.00 after giving effect to such payment. At the reasonable request of Note Agent, ABL Lender shall promptly confirm whether a payment by Debtor would have the effect of violating this Section 3(c).

d.

ABL Lender may take any and all actions deemed necessary or advisable to ABL Lender in its reasonable discretion, and as permitted by law or the Credit Agreement, to enforce, realize on, or liquidate its security interest in the ABL Priority Collateral without any liability to Note Agent.

e.

Notwithstanding anything contained herein to the contrary, following (i) a default under the Credit Agreement that results in an acceleration of the ABL Obligations, or (ii) Debtor’s failure to pay the ABL Obligations in full by the maturity date of the ABL Obligations, if ABL Lender has not commenced an action for judicial foreclosure or recorded a notice of default for non-judicial foreclosure for a period in excess of one hundred eighty (180) days after the occurrence of the above defaults, or if ABL Lender thereafter fails to diligently prosecute such exercise of remedies to completion, Note Agent may exercise its remedies under and with respect to the ABL Priority Collateral under the Note Documents; provided, however, an enforcement of Note Agent’s remedies in accordance herewith shall not effect, waive or otherwise modify the terms of this Agreement.

f.

For the avoidance of doubt, and notwithstanding anything to contrary contained herein, (i) nothing in Section 2 or this Section 3 shall restrict or prohibit any actions of the Note Secured Parties with respect to the Note Priority Collateral and (ii) ABL Lender acknowledges and agrees that until the payment in full of the Note Obligations the Note Secured Parties shall have the sole right to exercise or refrain from exercising rights and remedies with respect to the Note Priority Collateral (but the Note Secured Parties shall have no obligation to exercise any such rights and remedies) and the ABL Lender shall have no lien on any Note Priority Collateral and no right to exercise any rights and remedies with respect to the Note Priority Collateral.

4.	Restrictions on ABL Obligations. Without Note Agent’s prior written consent, the Facility Cap (as defined in the Credit Agreement) shall not exceed $30,000,000.

5.

Application of Proceeds. Whether or not any Insolvency Event has been commenced by or against Debtor, ABL Lender and Note Agent hereby agree that all ABL Priority Collateral, and all Proceeds thereof, shall be applied as follows:

first, to the payment of costs and expenses (including reasonable attorneys’ fees and expenses and court costs) of ABL Lender as provided for pursuant to the Credit Agreement;

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second, to the payment of the ABL Obligations in accordance with the Credit Agreement until the ABL Obligations are paid in full;

third, to the payment of the Note Obligations until the Note Obligations are paid in full; and

fourth, the balance, if any to the Debtor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

6.

Payments Held in Trust. Until such time as the ABL Obligations are paid in full and the Credit Agreement is terminated, if Note Agent receives ABL Priority Collateral proceeds, or receives any payment that Note Agent is not permitted to accept under the terms of Section 3(c), Note Agent agrees to segregate and hold such payment in trust for the benefit of ABL Lender and agrees to immediately deliver the payment to ABL Lender in precisely the same form received (but with the endorsement of Note Agent where necessary) for application on account of the ABL Obligations.

7.

Transactions with Collateral. Without affecting the rights of ABL Lender under this Agreement, Note Agent agrees and consents that any ABL Priority Collateral in whole or in part, may be exchanged, sold or surrendered by ABL Lender for other ABL Collateral as it may deem advisable, and that any balance or balances of funds with ABL Lender at any time outstanding to the credit of the Debtor may, from time to time, in whole or in part, be surrendered or released by ABL Lender as it may deem advisable.

8.

Control Agreements. Note Agent agrees to terminate any existing control agreements on Debtor’s Controlled Deposit Accounts (as defined in the Credit Agreement) and re-enter control agreements with ABL Lender as first lien creditor and Debenture Representative as second lien creditor in respect of the Controlled Deposit Accounts. As of the date hereof, Note Agent is not party to any control agreements with the Debtor in respect of its deposit accounts.

9.	Buyout Option.

a.

In the event of any Event of Default under and as defined in the Credit Agreement that continues unwaived or uncured for a period of 30 consecutive days (except for Events of Default that do not result in ABL Lender (i) ceasing to make advances under the Credit Agreement or (ii) charging the default interest rate under the Credit Agreement), ABL Lender shall promptly deliver to Note Agent (for further delivery to the Note Secured Parties) a written notice, which notice shall describe such event with reasonable specificity. Such written notice shall constitute an offer by ABL Lender to sell all of the ABL Obligations to the Note Secured Parties for an amount, payable in cash, equal to the unpaid principal balance of the ABL Obligations plus all accrued interest, fees (including, without limitation, any Early Termination Fee (as defined in the Credit Agreement)), indemnities and other amounts accrued under the Credit Agreement and other documents evidencing ABL Obligations (the “Purchase Price”).

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b.

The Note Secured Parties must exercise their rights under subsection (a) within 10 business days of their receipt of written notice referred to in subsection (a) from ABL Lender, and if the offer is accepted, consummation of the purchase and sale shall take place within 10 business days after acceptance pursuant to documentation reasonably acceptable to ABL Lender. Payment of the Purchase Price shall be made in cash in immediately available funds against delivery by ABL Lender of (i) all instruments of conveyance reasonably requested by Note Agent and (ii) all possessory ABL Priority Collateral.

c.

Any such purchase and sale shall be expressly made without representation or warranty of any kind by and without recourse to ABL Lender, except that ABL Lender shall represent and warrant: (i) that such ABL Lender owns its ABL Obligations free and clear of any liens or encumbrances and (ii) such ABL Lender has the right to assign its ABL Obligations and the assignment is duly authorized. ABL Lender shall in good faith stipulate, in writing, as to the amount of the ABL Obligations being purchased on the date of purchase.

10.

Insolvency Event. The provisions of this Agreement shall continue in full force and effect notwithstanding the occurrence of an Insolvency Event. Without limiting the foregoing, following the commencement of an Insolvency Event involving the Debtor, the provisions of this Agreement shall continue to govern the relative rights and priorities of Note Agent and ABL Lender even if all or part of their respective liens or security interests are subordinated, set aside, avoided, invalidated or disallowed in connection with any such Insolvency Event. In any Insolvency Event, (i) Note Agent shall not (a) seek or support debtor-in-possession financing to be secured by all or any portion of the ABL Priority Collateral (such financing, “ABL DIP Financing”), other than as may be provided by ABL Lender, (b) oppose any debtor-in-possession financing to be secured by all or any portion of the ABL Priority Collateral proposed to be provided by ABL Lender, (c) object to any request by ABL Lender for adequate protection for the post-petition use of cash collateral that constitutes ABL Priority Collateral, in each case, so long as Note Agent retains its Lien on the ABL Priority Collateral to secure the Note Obligations (in each case, including proceeds thereof arising after the commencement of any Insolvency Event), and, as to the Note Priority Collateral only, such Lien has the same priority as existed prior to the commencement of such Insolvency Event and any Lien securing such ABL DIP Financing is junior and subordinate to the Holder’s Lien on the Note Priority Collateral and (d) the aggregate principal amount of such ABL DIP Financing, together with the outstanding principal amount of the ABL Obligations outstanding as of the commencement of such Insolvency Proceeding, does not exceed $33,000,000, (ii) ABL Lender shall not (a) seek or support debtor-in-possession financing to be secured by all or any portion of the Note Priority Collateral (such financing, “Term Loan DIP Financing”), other than as may be provided by Note Agent, (b) oppose any debtor-in-possession financing to be secured by all or any portion of the Note Priority Collateral proposed to be provided by Note Agent and (c) object to any request by Note Agent for adequate protection for the post-petition use of cash collateral that constitutes Note Priority Collateral so long as to the ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of such Insolvency Event and any Lien securing such Term Loan DIP Financing is junior and subordinate to the ABL Lender’s Lien on the ABL Priority Collateral.

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11.

Liquidation. In the event of the liquidation or sale of the assets of the Debtor, by reason of dissolution or bankruptcy, or by appointment of a receiver, or by other legal proceeding, all amounts received by any person from the liquidation of the ABL Priority Collateral shall be paid first to ABL Lender to be applied to the ABL Obligations in accordance with Section 5.

12.

Waivers. Note Agent hereby waives any rights it may have under applicable law to assert the doctrine of marshaling or to otherwise require ABL Lender to marshal any ABL Priority Collateral of the Debtor for the benefit of Note Agent. ABL Lender hereby waives any rights it may have under applicable law to assert the doctrine of marshaling or to otherwise require Note Agent to marshal any Note Priority Collateral of the Debtor for the benefit of ABL Lender. Note Agent also hereby waives, to the extent permitted by applicable law, any rights it may have to enjoin or otherwise obtain a judicial or administrative order preventing ABL Lender from taking, or refraining from taking, any action with respect to all or any part of the ABL Priority Collateral. Without limiting the foregoing, Note Agent hereby agrees that until the ABL Obligations are paid in full and the Credit Agreement is terminated: (a) it has no right to direct or object to the manner in which ABL Lender applies the proceeds of the ABL Priority Collateral resulting from the exercise by ABL Lender of its rights and remedies under the Credit Agreement and (b) that ABL Lender has not assumed any obligation to act as the agent for Note Agent with respect to the ABL Priority Collateral.

13.

Amendments in Writing. No waiver shall be deemed to have been made by any party to this Agreement of any or all of its rights under this Agreement unless the same shall be in writing and duly signed by its duly authorized signatories, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of any party to this Agreement in any other respect at any time. No executory agreement shall be effective to change, modify or discharge, in whole or in part, this Agreement, unless such executory agreement is in writing and duly signed by the duly authorized officers of each party to this Agreement.

14.

Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, and shall be binding upon the undersigned and the respective successors and assigns of the undersigned. The parties hereby consent to the jurisdiction of the state and federal courts located in Wilmington, Delaware for any dispute arising out of this Agreement. There are no third-party beneficiaries to this Agreement. Each of the parties to this Agreement hereby waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise arising out of, connected with or related to or in connection with this Agreement. Instead, any dispute resolved in court will be resolved in a bench trial without a jury. No finding of invalidity of any provision of this Agreement shall affect the continuing validity of all other provisions of this Agreement. This Agreement may be executed in one or more counterparts, each of which for all purposes shall be deemed an original. This Agreement shall not be construed against any party by reason of such party having drafted this Agreement.

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15.

Notices. Any written notice or other written communication to be given under this Agreement shall be mailed or electronically mailed (“email”) to each party at its address, or email address, as applicable, set below, or to such other address or email address a party may specify in writing by notice to the other parties. Except as otherwise expressly provided herein, any such notice sent via (i) mail or overnight courier shall be effective upon receipt, or (ii) email shall be effective when sent to a valid email address as set forth below, with a request for acknowledgment of receipt and such acknowledgement has been received by sender.

If to Note Agent, at:

Acquiom Agency Services LLC

950 17th Street, Suite 1400

Denver Colorado 80202

Email: bcesari@srsacquiom.com

With copies to (which

Shall not constitute notice):

Oramed Pharmaceuticals Inc.

1185 Avenue of the Americas, Third Floor

New York, NY 10036

Attn: Nadav Kidron

Joshua Hexter

Telephone: +972-2-566-0001

Email: nadav@oramed.com;

josh@oramed.com

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attention: Phil Kaminski

Telephone: 212-969-3511

Email: pkaminski@proskauer.com

If to the Debtor, at:

Scilex Pharmaceuticals, Inc.

960 San Antonio Road

Suite 100

Palo Alto, CA 94303

Attention: Stephen Ma

Email: sma@scilexholding.com

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With copies to (which

shall not constitute notice):

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

Attention: Elizabeth Razzano

Telephone: (650) 320-1895

Email: elizabethrazzano@paulhastings.com

If to ABL Lender, at:

eCapital Healthcare Corp.

20807 Biscayne Blvd, Suite 203

Aventura, FL 33180

Attn: Legal Department

Email: EHCLegal@ecapital.com

With copies to (which

shall not constitute notice):

Kincaid, Frame & Associates, Co. LPA

6151 Wilson Mills Road, Suite 310

Highland Heights, OH 44143

Attention: Timothy J. Kincaid

Email: Tkincaid@kincaidframe.com

16.	Notices of Default.

a.

Debtor shall, within two (2) business days of its receipt of any default notice under the Credit Agreement, provide a copy of such notice to Note Agent. Debtor shall, within two (2) business days of its receipt of any default notice under the Note or the documents governing its affiliate’s obligations guaranteed thereby, provide a copy of such notice to ABL Lender.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed or caused this Subordination Agreement to be executed as of the day and year first above-written.

NOTE AGENT:

ACQUIOM AGENCY SERVICES LLC, a Colorado limited liability company

By:	/s/ Beth Cesari
Name:	Beth Cesari
Title:	Senior Director

[Signature Page Continues Next]

ABL LENDER:

eCAPITAL HEALTHCARE CORP., a Delaware corporation

By:	/s/ Timothy Peters
Name:	Timothy Peters
Title:	Authorized Signatory

[Signature Page Continues Next]

DEBTOR:

SCILEX PHARMACEUTICALS INC., a Delaware corporation

By:	/s/ Jaisim Shah
Name:	Jaisim Shah
Title:	Chief Executive Officer